UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 27, 2019

Mirati Therapeutics, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35921	46-2693615
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

9393 Towne Centre Drive, Suite 200
San Diego, California 92121
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (858) 332-3410

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	MRTX	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) On June 27, 2019, the Board of Directors (the “Board”) of Mirati Therapeutics, Inc. (the “Company”), upon recommendation of the Nominating and Corporate Governance Committee of the Board, elected Julie M. Cherrington, Ph.D. to the Board, effective immediately. In addition, Dr. Cherrington was appointed as chair of the Research and Development Committee of the Board (the “R&D Committee”). Dr. Cherrington’s term of office expires at the Company’s 2020 annual meeting of stockholders or when her successor is duly elected and qualified, or her earlier death, resignation or removal.

In accordance with the Company’s Amended and Restated Non-Employee Director Compensation Policy (the “Policy”), upon her appointment to the Board, Dr. Cherrington received an initial grant consisting of a nonstatutory stock option to purchase 25,000 shares of the Company’s common stock, which shares will vest in a series of 36 equal monthly installments. In accordance with the Policy, Dr. Cherrington will also be entitled to receive a $40,000 annual cash retainer for service as director and a $10,000 annual cash retainer for service as chair of the R&D Committee, and will be eligible to receive additional equity compensation in the future. Dr. Cherrington has entered into the Company’s standard form of indemnification agreement. The Company is not aware of any other transaction involving Dr. Cherrington requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2019	Mirati Therapeutics, Inc.

	By:	/s/ Jamie A. Donadio
Jamie A. Donadio
Senior Vice President and Chief Financial Officer